Exhibit 99.1

CONSENT OF RBC CAPITAL MARKETS, LLC

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

The Board of Directors:

We understand that F.N.B. Corporation (the “Company”) has determined to include our opinion letter (“Opinion”), dated July 20, 2016 to the Board of Directors of the Company in Amendment No. 1 to its Registration Statement on Form S-4 (Registration No. 333-213776), filed October 13, 2016 (the “Registration Statement”) solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Yadkin Financial Corporation.

In connection therewith, we hereby consent to the inclusion of our Opinion as Appendix E thereto, and references thereto under the headings “Summary—The Merger—Opinion of F.N.B.’s Financial Advisor in Connection with the Merger”; “Risk Factors”; and “The Merger—Background of the Merger”, “—Recommendation of the F.N.B. Board of Directors and Reasons for the Merger” and “—Opinion of F.N.B.’s Financial Advisor in Connection with the Merger” in the Joint Proxy Statement/Prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

October 13, 2016